THE GLENMEDE FUND, INC.
Registration No. 811-5577
FORM N-SAR
Semi-Annual Period Ended December 31, 2012

Sub-Item 77C:  Submission of matters to a vote of security holders.

Pursuant to a Consent of Sole Shareholder of the International Secured Options Portfolio dated September 28, 20124, The Glenmede Trust Company, N.A., as sole shareholder, approved the following matter with regards to the International Secured Options Portfolio: the form, terms and provisions of the Investment Advisory Agreement between The Glenmede Fund, Inc. and Glenmede Investment Management LP.

Sub-Item 77I: Terms of new or amended securities.

(b)
The response to sub-item 77I(b) with respect to International Secured Options Portfolio shares is incorporated by reference herein to Registrant’s Post-Effective Amendment No. 58 filed with the Commission on September 28, 2012.

Sub-Item 77Q1: Exhibits.

(a)
Articles Supplementary to the Articles of Incorporation are incorporated herein by reference to Exhibit (a)(38) in Registrant’s Post-Effective Amendment No. 58 filed with the Commission on September 28, 2012.

(e)
Investment Advisory Agreement between The Glenmede Fund, Inc. and Glenmede Investment Management LP relating to the International Secured Options Portfolio is incorporated herein by reference to Exhibit (d)(43) in Registrant’s Post-Effective Amendment No. 58 filed with the Commission on September 28, 2012.

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